As filed with the Securities and Exchange Commission on August 21, 2024

Registration No. 033-40639

Registration No. 033-61309

Registration No. 333-142917

Registration No. 333-144085

Registration No. 333-144086

Registration No. 333-172767

Registration No. 333-256352

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 033-40639

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 033-61309

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-142917

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-144085

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-144086

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-172767

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION NO. 333-256352

UNDER THE SECURITIES ACT OF 1933

ATRION CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	63-0821819
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Allentown Parkway Allen, Texas	75002
(Address of Principal Executive Offices)	(Zip Code)

AlaTenn Resources, Inc. 1990 Stock Option Plan
AlaTenn Resources, Inc. 1994 Key Employee Stock Incentive Plan

Atrion Corporation 2006 Equity Incentive Plan

Atrion Corporation Non-Employee Director Stock Purchase Plan

Atrion Corporation Deferred Compensation Plan for Non-Employee Directors

Amended and Restated Atrion Corporation 2006 Equity Incentive Plan

Atrion Corporation 2021 Equity Incentive Plan

(Full title of the plans)

David A. Battat

President and Chief Executive Officer

Atrion Corporation

One Allentown Parkway

Allen, Texas 75002

(Name and address of agent for service)

(972) 390-9800

(Telephone number, including area code, of agent for service)

With a copy to:

B.G. Minisman, Jr.

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC

1901 Sixth Avenue North

Suite 2600

Birmingham, AL 35203

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”) by Atrion Corporation, a Delaware corporation (the “Registrant”), relate to the following Registration Statements on Form S-8 (each, a “Registration Statement,” and collectively, the “Registration Statements”):

•	Registration Statement No. 03340639, filed with the Securities and Exchange Commission (the “SEC”) by AlaTenn Resources, Inc. (“AlaTenn”), an Alabama corporation, on May 17, 1991, pertaining to the registration of 110,000 shares of the common stock of AlaTenn, par value $0.10 per share, reserved for issuance under the AlaTenn Resources, Inc. 1990 Stock Option Plan;
•	Registration Statement No. 033-61309, filed with the SEC by AlaTenn, on July 26, 1995, pertaining to the registration of 105,000 shares of the common stock of AlaTenn, par value $0.10 per share, reserved for issuance under the AlaTenn Resources, Inc. 1994 Key Employee Stock Incentive Plan;
•	Registration Statement No. 333-142917, filed with the SEC on May 14, 2007, pertaining to the registration of 92,500 shares of the common stock of the Registrant, par value $0.10 per share (the “Common Stock”), reserved for issuance under the Atrion Corporation 2006 Equity Incentive Plan;
•	Registration Statement No. 333-144085, filed with the SEC on June 27, 2007, pertaining to the registration of 2,500 shares of Common Stock reserved for issuance under the Atrion Corporation Non-Employee Director Stock Purchase Plan;
•	Registration Statement No. 333-144086, filed with the SEC on June 27, 2007, pertaining to the registration of 2,500 shares of Common Stock reserved for issuance under the Atrion Corporation Deferred Compensation Plan for Non-Employee Directors;
•	Registration Statement No. 333-172767, filed with the SEC on March 11, 2011, pertaining to the registration of 100,000 shares of Common Stock reserved for issuance under the Amended and Restated Atrion Corporation 2006 Equity Incentive Plan; and
•	Registration Statement No. 333-256352, filed with the SEC on May 21, 2021, pertaining to the registration of 100,000 shares of Common Stock reserved for issuance under the Atrion Corporation 2021 Equity Incentive Plan.

On August 21, 2024, pursuant to the terms of an Agreement and Plan of Merger, dated as of May 28, 2024 (as it may be amended, modified or supplemented from time to time, the “Merger Agreement”), by and among Nordson Corporation, an Ohio corporation (“Nordson”), Alpha Medical Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Nordson (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant, with the Registrant surviving the merger as a wholly owned subsidiary of Nordson (the “Merger”).

As a result of the Merger and the other transactions contemplated by the Merger Agreement, the Registrant has terminated any and all offerings and sales of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, by filing these Post-Effective Amendments, the Registrant hereby removes from registration all securities registered but unsold under such Registration Statements, if any, as of the date hereof, and the Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities and the Registrant hereby terminates the effectiveness of each Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Westlake, State of Texas on August 21, 2024.

ATRION CORPORATION

By:	/s/ Jennifer McDonough
Jennifer McDonough
Secretary

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments.